Exhibit 21.1

List of Subsidiaries

Set forth below are the Company’s wholly-owned subsidiaries:

Athena Bitcoin, Inc. incorporated in Delaware (a)

Athena Holdings El Salvador, S.A. de C. V. incorporated in El Salvador (b)

Athena Holdings Colombia, SAS incorporated in Colombia (c)

Athena Holding Company S.R.L. incorporated in Argentina (d)

Athena Bitcoin S. de R. L. de C. V. incorporated in Mexico (e)

Athena Holdings of PR LLC incorporated in Puerto Rico (f)

Athena Business Holdings Panama S.A. incorporated in Panama (g)

Athena Bitcoin Inc. owns directly or indirectly 100% of the voting rights to all the named subsidiaries.

a.	Athena Bitcoin Global owns 100% of outstanding shares of Athena Bitcoin, Inc
b.	Athena Bitcoin, Inc. owns 99% of Athena Holdings El Salvador, S.A. de C.V. and Eric Gravengaard holds 1% on behalf of the Company.
c.	Athena Bitcoin, Inc. beneficially owns and controls Athena Holdings, Colombia, SAS which is nominally owned by Eric Gravengaard 95% and Matias Goldenhörn 5%.
d.	Athena Bitcoin, Inc. beneficially owns and controls Athena Holding Company S.R.L. which is nominally owned by Eric Gravengaard 45%, Gilbert Valentine 45%, and Matias Goldenhörn 10%.
e.	Athena Bitcoin, Inc. owns 2,999 Shares of Athena Bitcoin S. de R. L. de C.V. and Matias Goldenhorn owns 1 Share on behalf of the Company.
f.	Athena Bitcoin, Inc. is the sole member of Athena Holdings of PR LLC
g.	Athena Bitcoin, Inc. owns 100% Athena Business Holdings Panama S.A.